EXHIBIT 99.1

Applied Industrial Technologies Reports Fiscal 2016
Second Quarter Results and Increases Dividend

CLEVELAND, OHIO (January 28, 2016) - Applied Industrial Technologies (NYSE: AIT) today reported second quarter fiscal 2016 sales and earnings for the three months ended December 31, 2015.

Net sales for the quarter were $610.3 million, a decrease of 11.8% compared with $691.7 million in the same quarter a year ago. The overall sales decrease for the quarter reflects a 1.8% increase from acquisition-related volume offset by a negative 3.1% foreign currency translation impact and a 10.5% decrease in core underlying operations. This 10.5% decrease consists of a 3.8% decline attributable to sales in traditional core operations and a 6.7% decline attributable to sales by the upstream oil and gas subsidiaries. Net income for the quarter was $23.9 million, or $0.61 per share, compared with $29.7 million, or $0.72 per share, in the second quarter of fiscal 2015.

For the six months ended December 31, 2015, sales decreased 10.2% to $1.25 billion from $1.39 billion in the same period last year. Net income was $48.2 million, or $1.22 per share, compared to $58.8 million, or $1.41 per share, last year.

Commenting on the results, Applied’s President & Chief Executive Officer Neil A. Schrimsher said, “In our second quarter, we experienced a continuation of the economic and market headwinds that have been affecting our business, including reduced demand in oil and gas and other industrial end markets, as well as the negative impact of foreign currency translation. We will continue our disciplined approach to controlling costs and driving improved efficiencies across our business.

“Based on the current industrial economic environment and continued weakness in some of our served markets, we are revising our full-year guidance to include earnings per share between $2.45 and $2.60 per share on a sales decrease of 8% to 10%.

“We remain fully committed to generating shareholder value in any economic cycle through our business performance; expanding our product, service and solution offering; and creating opportunities with current and new customers. In addition, we will continue to optimize our capital allocation through dividends, share repurchases and acquisitions. We are pleased with the recent acquisition of HUB Industrial Supply, an excellent strategic fit that further strengthens and diversifies our Maintenance Supplies & Solutions business.”

During the quarter, the Company purchased 250,000 shares of its common stock in open market transactions for $9.8 million. Fiscal year to date, the Company has purchased 701,100 shares for a total of $27.8 million. At December 31, 2015, the Company had remaining authorization to purchase 546,200 additional shares.

In addition, Mr. Schrimsher announced that the Company’s Board of Directors declared a $0.01 increase in the quarterly cash dividend to $0.28 per common share. The dividend is payable on February 29, 2016, to shareholders of record on February 16, 2016. This marks the Company’s seventh dividend increase since 2010, representing a cumulative increase of more than 85% in the quarterly dividend over this six-year period. “Increasing our dividend demonstrates confidence in our ongoing cash generation and profitable growth strategies, as well as our steadfast commitment to increasing shareholder value.”

Applied will host its quarterly conference call for investors and analysts at 10 a.m. ET on January 28. Neil A. Schrimsher - President & CEO, and Mark O. Eisele - CFO will discuss the Company's performance. To join the call, dial 1-800-931-6428 or 1-212-231-2913 (for International callers). A live audio webcast can be accessed online through the investor relations portion of the Company's website at www.applied.com. A replay of the call will be available for two weeks by dialing 1-800-633-8625 or 1-402-977-9141 (International) using passcode 21802812.

Founded in 1923, Applied Industrial Technologies is a leading industrial distributor that offers more than five million parts to serve the needs of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training and inventory management solutions that provide added value to its customers. For more information, visit www.applied.com.

This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. Forward-looking statements are often identified by qualifiers such as “guidance,” “will,” and derivative or similar expressions. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied's most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by Applied or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise.

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For investor relations information, contact Mark O. Eisele, Vice President - Chief Financial Officer, at 216-426-4417. For corporate information, contact Julie A. Kho, Manager - Public Relations, at 216-426-4483.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net Sales	$ 610,346	$ 691,702	$1,252,250	$1,394,027
Cost of sales	437,179	495,989	898,071	1,003,382
Gross Profit	173,167	195,713	354,179	390,645
Selling, distribution and administrative,
including depreciation	134,805	148,906	274,791	297,673
Operating Income	38,362	46,807	79,388	92,972
Interest expense, net	2,158	1,955	4,345	3,617
Other expense, net	55	380	1,059	624
Income Before Income Taxes	36,149	44,472	73,984	88,731
Income Tax Expense	12,202	14,765	25,746	29,902
Net Income	$ 23,947	$ 29,707	$ 48,238	$ 58,829
Net Income Per Share - Basic	$ 0.61	$ 0.72	$ 1.22	$ 1.42
Net Income Per Share - Diluted	$ 0.61	$ 0.72	$ 1.22	$ 1.41
Average Shares Outstanding - Basic	39,262	41,228	39,437	41,348
Average Shares Outstanding - Diluted	39,485	41,533	39,661	41,678

     NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management's estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.

(2) On August 3, 2015, the Company acquired substantially all of the net assets of Atlantic Fasteners, a distributor of C-Class consumables including industrial fasteners and related industrial supplies in Agawam, MA for a purchase price of $12,500. The financial results of the operations acquired have been included in the Service Center Based Distribution Segment as of the acquisition date.
On October 1, 2015, the Company acquired substantially all of the net assets of S.G. Morris Co., a distributor of hydraulic components throughout Ohio, Western Pennsylvania and West Virginia for a purchase price of $14,500. The financial results of the operations acquired have been included in the Fluid Power Businesses Segment as of the acquisition date.

(3) In November 2015, the FASB issued its final standard for the balance sheet classification of deferred taxes. The amendments in this standard require that deferred tax assets and liabilities be classified as noncurrent in the balance sheet. This update is effective for financial statements issued for annual periods beginning after December 15, 2016, with early adoption permitted. The Company has early adopted this standard in the second quarter of fiscal 2016 and has applied the new standard retrospectively to the prior period presented in the Condensed Consolidated Balance Sheets. The impact of this change in accounting principle on balances previously reported as of June 30, 2015 was to decrease other current assets $13.3 million, increase other assets $10.9 million and decrease other liabilities $2.4 million.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	December 31,	June 30,
	2015	2015

Assets
Cash and cash equivalents	$ 55,634	$ 69,470
Accounts receivable, less allowances of $11,894 and $10,621	329,287	376,305
Inventories	359,726	362,419
Other current assets	36,177	37,816
Total current assets	780,824	846,010
Property, net	106,470	104,447
Goodwill	249,267	254,406
Intangibles, net	185,009	198,828
Other assets	28,825	28,865
Total Assets	$ 1,350,395	$ 1,432,556

Liabilities
Accounts payable	$ 114,824	$ 179,825
Current portion of long-term debt	3,350	3,349
Other accrued liabilities	103,200	126,898
Total current liabilities	221,374	310,072
Long-term debt	363,640	317,646
Other liabilities	57,814	63,510
Total Liabilities	642,828	691,228
Shareholders' Equity	707,567	741,328
Total Liabilities and Shareholders' Equity	$ 1,350,395	$ 1,432,556

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Six Months Ended
	December 31,
	2015	2014

Cash Flows from Operating Activities
Net income	$ 48,238	$ 58,829
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation and amortization of property	8,010	8,331
Amortization of intangibles	12,325	13,059
Amortization of stock appreciation rights and options	939	825
Loss (gain) on sale of property	51	(4)
Other share-based compensation expense	954	679
Changes in assets and liabilities, net of acquisitions	(39,090)	(80,863)
Other, net	1,516	317
Net Cash provided by Operating Activities	32,943	1,173
Cash Flows from Investing Activities
Property purchases	(5,737)	(7,806)
Proceeds from property sales	194	187
Acquisition of businesses, net of cash acquired	(23,250)	(165,646)
Net Cash used in Investing Activities	(28,793)	(173,265)
Cash Flows from Financing Activities
Net borrowings under revolving credit facility	18,000	10,000
Long-term debt borrowings	125,000	170,241
Long-term debt repayments	(97,006)	(1,597)
Purchases of treasury shares	(27,767)	(21,849)
Dividends paid	(21,369)	(20,742)
Excess tax benefits from share-based compensation	49	906
Acquisition holdback payments	(10,614)	(287)
Exercise of stock appreciation rights and options	264	120
Net Cash (used in) provided by Financing Activities	(13,443)	136,792
Effect of Exchange Rate Changes on Cash	(4,543)	(2,705)
Decrease in cash and cash equivalents	(13,836)	(38,005)
Cash and cash equivalents at beginning of period	69,470	71,189
Cash and Cash Equivalents at End of Period	$ 55,634	$ 33,184